Exhibit 99.1

HERSHEY REAFFIRMS 2005 AND 2006 EXPECTATIONS AND ANNOUNCES
NEW $500 MILLION STOCK REPURCHASE AUTHORIZATION —
MILTON HERSHEY SCHOOL TRUST TO PARTICIPATE

HERSHEY, Pa., December 12, 2005 — In a series of presentations to be given to investment analysts in Hershey on Tuesday, December 13, The Hershey Company (NYSE:HSY) will reaffirm its expectations for the full-year 2005, stating that net sales will increase at a rate above the long-term goal of 3-4 percent, and diluted earnings per share from operations should increase at a rate greater than the long-term range of 9-11 percent.

In addition, the Company will highlight major growth initiatives including benefit-driven innovation, continued expansion within the U.S. snack market, and a disciplined approach to achieving profitable growth in key global markets. To support these growth initiatives, Hershey will provide a comprehensive review of productivity and cost savings efforts which will be implemented in 2006 and beyond. In this context the Company will reaffirm its expectations for 2006, calling for sales growth somewhat above its 3-4 percent long-term goal, with increased diluted earnings per share slightly above 9-11 percent, excluding the previously announced business realignment charges.

Stock Repurchase Program

The Company also announced today that its Board of Directors has approved an additional $500 million stock repurchase authorization. The Company continues to execute the $250 million buyback authorized in April 2005 and expects to complete both authorizations by the end of 2006.

In this connection, The Hershey Company and Hershey Trust Company, as trustee for the Milton Hershey School Trust (School Trust), have entered into an agreement under which the School Trust intends to participate on a proportional basis in the Company’s stock purchases. The terms of the agreement are described in a Form 8-K to be filed with the SEC this afternoon.

"We're very pleased with the continued momentum across our business," said Richard H. Lenny, Chairman, President, and Chief Executive Officer. “We remain on track for another record year in 2005 in terms of sales growth, market share gains, and earnings from operations. Equally as important, our plans for 2006 have been finalized and will enable Hershey to continue to deliver top-tier performance. Regarding the stock repurchase authorization, the Hershey Board of Directors is confident in the future growth prospects of the Company. This authorization underscores our commitment to rewarding shareholders over the long term.”

Reconciliation of Items Affecting Comparability

For the Year ended December 31, 2004
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In millions of dollars except per share amounts                    Per Share-Diluted
Net Income                                               $590.9          $2.30
Tax provision adjustment                                  (61.1)          (.24)
                                                         ----------------------
Income excluding item affecting comparability            $529.8          $2.06
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For the nine months ended October 2, 2005
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In millions of dollars except per share amounts                    Per Share-Diluted
Net Income                                               $335.1          $1.34
Business realignment charges [after-tax]                   65.8            .27
                                                         ---------------------
Income excluding items affecting comparability           $400.9          $1.61
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Based on current estimates, the cost to implement the current business realignment program will result in total pre-tax charges of approximately $140 million to $150 million, or $.41 to $.44 per share-diluted on an after-tax basis. Approximately 90 percent of the charge will be recorded in the second half of 2005, with the remainder recorded in the first half of 2006.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the Company’s ability to implement and generate expected ongoing annual savings from the business realignment program to advance its value-enhancing strategy; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; changes in the value of the Company’s Common Stock; and the Company’s ability to implement improvements to and reduce costs associated with its supply chain, as discussed in the Company’s Annual Report on Form 10-K for 2004.

Webcast

Broadcast of the Company’s presentations will be available on Hershey’s corporate website, www.hersheys.com. Please go to the Investor Relations Section of the website for further details.

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Media Contact:   Stephanie L. Moritz   717-508-3238
Financial Contact:   James A. Edris   717-534-7556